EXHIBIT 4.1
CONVERTIBLE PROMISSORY NOTE

This Note And The Post-Exchange Common Stock Into Which It Is Convertible Have Not Been Registered Under The Securities Act Of 1933, As Amended (The “Securities Act”) Or Any Applicable State Securities Laws.  They May Not Be Sold Or Offered For Sale In The Absence Of An Effective Registration Statement Under The Securities Act And Compliance With Such State Securities Laws Or An Opinion Of Counsel Satisfactory To The Company That Such Registration And/Or Compliance Is Not Required.

US $[__________]	[_____], 2009

CINCINNATI, OH

FOR VALUE RECEIVED, HealthWarehouse.com, Inc., a Delaware corporation (“HealthWarehouse” or the “Company”) hereby promises to pay to [_____________], or his permitted assigns (the “Holder”), the principal sum of [_______________ and 00/100 Dollars (US $_____________)] or such part thereof as then remains unpaid, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

This Note is issued in contemplation of the consummation of a share exchange transaction (the “Exchange Transaction”) as a result of which (i) the Company will become a wholly-owned subsidiary of a publicly-traded shell company (“Pubco”), and (ii) the outstanding shares of capital stock of the Company will be exchanged for outstanding shares of common stock of Pubco (the “Post-Exchange Common Stock”). Upon closing of the Exchange Transaction (the “Exchange Date”), Pubco (as successor to the Company) will assume the Company’s rights and obligations under this Note.

This Note is secured by a guaranty of even date herewith made by Cape Bear Partners, LLC, a Delaware limited liability company and Lalit Dhadphale in favor of Holder (the “Guaranty”).

All unpaid principal, but not accrued but unpaid interest and other amounts payable hereunder, shall, after consummation of the Exchange Transaction, be convertible into shares of Post-Exchange Common Stock as provided below in Section 3.  The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.           Principal.

1.1           Advances.  As of the date hereof, Holder has advanced principal under this Note in the amount of $[___________]. Amounts repaid or prepaid under this Note may not be reborrowed.

1.2           Repayment.  The outstanding principal amount of this Note shall be paid in full on the date which is 24 months from the date hereof (the “Maturity Date”).

1.3           Mandatory Prepayment.  The Company shall prepay this Note in full upon the occurrence of a Liquidity Event. For purposes of this Note, the term “Liquidity Event” shall mean the occurrence of any of the following after the Exchange Date: (i) the sale, lease, exchange, transfer or other disposition of all or substantially all of the business or assets of Pubco or HealthWarehouse, in one transaction or a series of related transactions, (ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting securities of Pubco or HealthWarehouse, or (iii) the merger or consolidation of Pubco or HealthWarehouse, a share exchange involving Pubco or HealthWarehouse, or a similar transaction, in a transaction in which the stockholders of Pubco or HealthWarehouse receive or hold less than fifty percent (50%) of the voting securities of the new or surviving entity immediately after completion of the transaction.

2.           Interest.  Interest on this Note shall accrue on the unpaid principal amount of this Note outstanding from time to time, whether before or after the Maturity Date, at the rate of three and one quarter percent (3.25%) per annum (the “Applicable Interest Rate”). Interest shall be computed on the basis of the actual number of days elapsed and a 365-day year. Interest shall be payable (i) quarterly in arrears, with the first payment on 90 days from the date hereof, (ii) in full upon a mandatory prepayment pursuant to Section 1.3 hereof, (iii) in full on the Maturity Date, and (iv) in full upon a conversion of the principal amount into shares of Post-Exchange Common Stock pursuant to Section 3 hereof.

3.           Conversion.

3.1.           Voluntary Conversion.  The Holder shall be entitled at any time, whether before or after the occurrence of an Event of Default, the acceleration by the Holder of this Note or the exercise by the Holder of any remedy upon any such Event of Default, to cause all but not some of the principal amount of this Note then outstanding to be converted, without payment of additional consideration, into that number of shares of fully paid and nonassessable Post-Exchange Common Stock determined as hereafter provided in Section 3.4, by complying with the conversion procedure provided in Sections 3.1.1 and 3.3 hereof.

3.1.1                      In order for the Holder to convert the outstanding principal amount hereof into shares of Post-Exchange Common Stock pursuant to this Section 3.1, the Holder shall surrender the Note at the principal office of Pubco or such other office of Pubco as Pubco may designate in writing to Holder (the “Conversion Office”), together with written notice (the “Notice of Voluntary Conversion”) signed by Holder electing to convert all (but not less than all) of the outstanding principal amount of this Note.

3.2           Mandatory Conversion.  Provided that the Conversion Shares (defined below) have been registered for resale in accordance with the terms of that certain Convertible Note Subscription Agreement, of even date herewith, by and between the Company and the Holder, then the Company may, at any time after the effective date of such registration and prior to the Maturity Date, automatically cause all but not less than all of the principal amount of this Note then outstanding to be converted, without payment of additional consideration, into that number of shares of fully paid and nonassessable Post-Exchange Common Stock determined as hereafter provided in Section 3.4, by sending written notice of such conversion to the Holder specifying the conversion date (the “Notice of Mandatory Conversion”) and by complying with the conversion procedure provided in Section 3.3 hereof.

3.3.           Procedure for Conversion.  The date of receipt of this Note and the Notice of Voluntary Conversion by Pubco at the Conversion Office in the case of a voluntary conversion pursuant to Section 3.1 hereof, or the conversion date specified in a Notice of Mandatory Conversion in the case of a mandatory conversion pursuant to Section 3.2 hereof, as the case may be, shall be the conversion date (the “Conversion Date”) and the conversion shall be deemed effective as of the close of business on the Conversion Date.  Pubco shall, as soon as practicable after the Conversion Date but in no event later than seven (7) days following the Conversion Date, (i) issue and deliver to the Holder a certificate or certificates for the number of shares of Post-Exchange Common Stock to which such Holder shall be entitled, and (ii) deliver to the Holder together with such certificates all accrued and unpaid interest as of the Conversion Date.  Upon compliance with the provisions of this Section, all obligations of the Company to pay principal and interest hereunder or thereunder shall terminate.

3.4.           Shares Issuable.  The number of shares of Post-Exchange Common Stock issuable upon conversion of this Note (the “Conversion Shares”) shall be such number of shares of Post-Exchange Common Stock as a holder of [________] shares of the Company’s no par value Class A Common Stock would have received in the Exchange Transaction, rounded to the nearest whole share.

3.4.           Adjustment to Number of Conversion Shares.  In the event that the outstanding shares of Post-Exchange Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Post-Exchange Common Stock, or in the event that the Pubco shall issue shares of Post-Exchange Common Stock by way of stock dividend or other distribution to the holders of Post-Exchange Common Stock, in each case subsequent to the date hereof, then the number of Conversion Shares into which the principal amount of this Note may be converted immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

4.           Default.

4.1.           Events of Default.  If one or more of the following events (hereinafter called “Events of Default”) shall occur and be continuing.

(a)           default shall be made by the Company in the payment of principal of or interest on this Note when and as the same shall become due and payable, whether at maturity thereof or otherwise, and such default is not cured by the Company within 15 days after notice thereof from the Holder;

(b)           default shall be made by the Company in the performance of any other obligation under this Note, and such default is not cured by the Company within 30 days after notice thereof from the Holder; or

(c)           Pubco or HealthWarehouse shall become the subject of an order for relief, or a liquidator, assignee, custodian, sequestrator, trustee or receiver shall be appointed for all or of a substantial part of its property in any involuntary proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, for its reorganization, dissolution, liquidation or winding up, and such decree, order or appointment shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise stayed within sixty (60) days; or Pubco or HealthWarehouse shall commence a voluntary case, or pass any resolution or take action approving the commencement of a voluntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, custodian, assignee, sequestrator, trustee or liquidator of all of its property or a substantial part thereof or shall file an answer admitting jurisdiction of the Court and the material allegations in any such proceeding filed against it, or any such proceeding filed against it shall be approved and not vacated or stayed within thirty (30) days (such event described in this subsection (b), a “Bankruptcy Event”);

then and in any such case, this Note, with interest accrued thereon, shall thereupon become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

4.2           Enforcement of Remedies.  In case any one or more of the Events of Default specified in Section 4.1 shall have occurred and be continuing, the Holder of this Note may proceed to protect and enforce Holder’s rights either by suit in equity or by action at law, or proceed to enforce payment of this Note or to enforce any other legal or equitable right of the Holder of this Note.

5.           Successors and Assigns.  Upon closing of the Exchange Transaction, Pubco (as successor to the Company) will assume the Company’s rights and obligations under this Note. Except as provided in the foregoing sentence, neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, as a whole or in part, by the Company, without the prior written consent of the Holder, or by Holder, without the prior written consent of the Company, such consent not to be unreasonably withheld. Any assignment purported to be made without such consent shall be null and void. Subject to the foregoing, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

7.           Underwriters’ Lock-up Following Conversion.  Holder hereby covenants, by acceptance of this Note, that in connection with any underwritten public offering of the Post-Exchange Common Stock that occurs subsequent to a voluntary conversion under Section 3.1, and upon the request of the lead underwriter in such offering, Holder will enter into a standard agreement containing customary terms and conditions with such lead underwriter agreeing not to transfer, sell or otherwise dispose of shares of the Post-Exchange Common Stock without the written consent of such lead underwriter for a period not to exceed 180 days.  This covenant shall survive the conversion of this Note.

8.           Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

9.           Notices.  Unless otherwise specified herein, any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier, personal delivery or facsimile transmission to, in the case of the Company, at its main business address, or, in the case of the Holder, to Holder’s address as follows: [______________________].  Any party hereto may by notice so given change its address or facsimile number for future notice hereunder.  Notice shall conclusively be deemed to have been given when received.

10.           Waivers.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

11.           Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions of the State of Delaware, or of any other state. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in Hamilton County, Ohio.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

HEALTHWAREHOUSE.COM, INC. By: _______________________________ Name: _____________________________ Title: ______________________________